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                                   EXHIBIT 21
                   SUBSIDIARIES OF ACACIA RESEARCH CORPORATION


The significant subsidiaries of Acacia Research Corporation are:


Acacia Launchpad LLC

CombiMatrix Corporation

Greenwich Information Technologies LLC

Mediaconnex Communications, Incorporated

MerkWerks Corporation

Signature-mail.com llc

Soundbreak.com Incorporated

Soundview Technologies Incorporated

Whitewing Labs, Inc.